SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2005

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to Subscription Agreements entered into between VCampus Corporation and a group of accredited investors on or about December 8, 2005, VCampus completed a $2.3 million private placement of preferred stock and warrants.  Copies of the form of subscription agreement and related financing documents are filed as exhibits with this report and are incorporated herein by reference.  See the disclosures in Item 3.02 of this report for a description of the material terms and conditions of the Subscription Agreements and the related financing documents, which disclosures are incorporated by reference into this Item 1.01.

Item 3.02  Unregistered Sales of Equity Securities.

On December 8, 2005, VCampus Corporation completed a $2.3 million private equity placement through an offering of a newly-created class of Series A-1 Preferred Stock, together with warrants, to a group of accredited investors.  VCampus sold a total of 2,300 shares of its Series A-1 Preferred Stock at $1,000 per share for total gross proceeds of $2.3 million.  The shares of Series A-1 Preferred Stock are initially convertible into common stock at a conversion price of $1.67 per share.  The conversion price is subject to a price reset on March 31, 2006 to equal the average of the closing sale price of the common stock for the five trading days prior to closing in the event that before March 31, 2006 the common stock does not trade at or above $6.00 per share for at least ten consecutive trading days after the shares of common stock issued or issuable in the financing have been registered for resale under a registration statement declared effective by the SEC.

VCampus also issued warrants in the financing to purchase 1,032,929 shares of common stock at an exercise price per share equal to the then applicable conversion price of the Series A-1 Preferred Stock.  The exercise price of the warrants and the number of shares issuable thereunder are subject to adjustment upon any change to the conversion price of the Series A-1 Preferred Stock.  The Series A-1 Preferred Stock and the related warrants issued in this financing have price-based antidilution protection, but VCampus may not issue securities at a dilutive price that would trigger such protection unless and until shareholder approval is obtained for the financing.  VCampus intends to solicit shareholder approval for the financing at its next annual meeting of shareholders.

The shares of Series A-1 Preferred Stock are entitled to receive quarterly cash dividends at an annual rate of 10% and are redeemable by VCampus, at any time after effectiveness of the registration statement, for 120% of the original purchase price.  None of the Series A-1 investors may hold more than 4.99% of VCampus’ outstanding shares of common stock at any given time, subject to waiver of that limitation by the Series A-1 investor upon 75 days' notice.

VCampus is obligated to pay to the finder for the financing a cash fee equal to 8.0% of the gross proceeds from covered investors, plus a fee of 2.0% of such amount paid in shares of Series A-1 Preferred Stock, together with a warrant, with the same terms as the investors, to purchase 75,450 shares of common stock.

VCampus agreed to register the resale of shares of its common stock issuable to the investors and finders upon conversion of the preferred stock and exercise of the warrants issued in the private placement.

The securities sold in this financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing descriptions of the terms relating to the issuance and sale of VCampus’ Series A-1 Preferred Stock and the related warrants are not complete and are qualified in their entirety by reference to the form of Subscription Agreement, form of Warrant, the Registration Rights Agreement and the Certificate of Designation of the Series A-1 Convertible Preferred Stock, copies of which are filed with this Current Report on Form 8-K as exhibits and are incorporated herein by reference.

Item 5.03  Amendments to Certificate of Incorporation.

On December 2, 2005, VCampus filed a Certificate of Designations with the Delaware Secretary of State, amending its Certificate of Incorporation to create a new class of Series A-1 Convertible Preferred Stock.  See the disclosure in Item 3.02 of this report for a description of the terms of the Series A-1 Convertible Preferred Stock created by the amendment, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

The following table sets forth selected balance sheet data as of September 30, 2005, on a pro forma basis, after giving effect to the December 2005 financing described in this report.  The table is disclosed to demonstrate the Company’s compliance, on a pro forma basis, with the minimum $2.5 million of stockholders’ equity required for continued listing on the Nasdaq Capital Market.

			Pro forma as of
	September 30,	Pro forma	September 30,
	2005	Adjustments	2005
	(Unaudited)		(Unaudited)
Total stockholders’ equity	$1,920,708	$2,032,000	$3,952,708

Exhibits:

Exhibit Number	Description

10.103	Form of Subscription Agreement for December 2005 financing
10.104	Form of Warrant for December 2005 financing
10.105	Registration Rights Agreement for December 2005 financing
10.106	Certificate of Designations of the Series A-1 Convertible Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: December 13, 2005
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer